Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:	Brent Anderson (972) 580-6360 (office) Brent.Anderson@meritagehomes.com Nancy Newton (602) 417-0684 (office) (602) 697-7785 (mobile) NNewton@c-k.com
Meritage Homes Reports 28% Increase in Third Quarter 2011 Sales Orders
Scottsdale, Ariz. (October 27, 2011) — Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, today announced third quarter results for the period ended September 30, 2011.
Summary Operating Results (unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2011	2010	%Chg	2011	2010	%Chg
Homes closed (units)	840	848	-1%	2,374	2,863	-17%
Home closing revenue	$217,534	$233,803	-7%	$615,154	$725,790	-15%
Sales orders (units)	906	706	28%	2,656	2,670	-1%
Sales order value	$245,235	$183,571	34%	$701,861	$680,666	3%
Ending backlog (units)				1,060	902	18%
Ending backlog value				$288,523	$242,411	19%
Net (loss)/income — incl. impairments	$(3,235)	$1,219	n/m	$(9,332)	$8,045	n/m
Adjusted pre-tax (loss)/income* —excl. impairments and loss on early extinguishment of debt	(2,028)	1,523	n/m	(6,471)	12,995	n/m
Diluted EPS (including impairments)	$(0.10)	$0.04	n/m	$(0.29)	$0.25	n/m

*	See non-GAAP reconciliations of net (loss)/income to adjusted pre-tax (loss)/income on “Operating Results” statement.
ADDITIONAL THIRD QUARTER SELECTED RESULTS:
•	Total order value up 34% over 2010 on 4% higher average sales prices combined with 28% more orders

•	Acquired approximately 1,300 lots in 17 well-located communities during the quarter

•	Total cash and securities of $357M at September 30, 2011

•	Net debt to capital ratio of 33.4% at September 30, 2011

•	Opened 18 new communities during the quarter and ended with 149 active communities at September 30; first community in Raleigh-Durham division opened in October 2011
MANAGEMENT COMMENTS
“We achieved strong growth in sales and backlog this quarter compared to 2010, and I commend our team for helping buyers decide that this is the right time to buy, and demonstrating the value a new Meritage home offers that you won’t find in most homes,” said Steven J. Hilton, chairman and chief executive officer of Meritage Homes. “I am encouraged that we maintained healthy traffic levels despite the recent macroeconomic concerns, and believe we’ll continue to show year-over-year sales improvement next quarter with the help of our energy-efficient homes and new community locations.

“We were disappointed that we did not remain above break-even for the quarter — it has been a challenge to maintain or improve profitability when the housing market is still bumping along the bottom,” he continued. “We are focused on improving our top line while managing our costs and overhead. We remain confident in the long-term demographics supporting the homebuilding industry, and believe it’s just a matter of time before the market improves. We believe Meritage is one of the best positioned homebuilders to benefit when it does.”
NET EARNINGS
Meritage reported a net loss of $3.2 million or ($0.10) per diluted share for the third quarter of 2011, compared to net income of $1.2 million or $0.04 per diluted share for the third quarter of 2010. The $4.4 million net change from 2010 to 2011 was primarily due to a 7% decline in home closing revenue caused by a change in the geographic mix of closings. The revenue decline resulted in $4.5 million less home closing gross profit in the third quarter of 2011 compared to the third quarter of 2010, on relatively flat closings. The Company closed 840 homes representing 85% of beginning backlog in the third quarter of 2011, compared to 848 or 81% of beginning backlog in the third quarter of 2010.
Home closing revenue was lower in 2011 due to a 6% decline in average closing prices year-over-year, mainly attributable to a $15 million decline in closing revenue from California caused by reduced prices and fewer closings. That decline was only partially offset by higher closings in Texas, Colorado and Florida, where average prices are typically lower than California’s.
Average home closing gross margins for the third quarter were 17.5% in 2011 and 18.2% in 2010, reflecting the impact of price declines from the prior year in most markets. Home closing gross margins excluding impairments were 17.9% in 2011 and 18.5% in 2010.
Additional spending on marketing efforts designed to improve sales increased total selling, general and administrative expenses during the third quarter.
Combined with its loss in the first half of the year, Meritage reported a cumulative year-to-date net loss of $9.3 million or ($0.29) per diluted share in 2011, compared to year-to-date net income of $8.0 million or $0.25 per diluted share in 2010.
SALES ORDERS
Net sales orders increased 28% over the prior year’s third quarter, and combined with a 4% increase in average sales price for a 34% increase in total order value over 2010. Meritage achieved sales order gains in every state except Nevada. Sales more than doubled year over year in Florida and Colorado, where average sales per community for the quarter were 11.2 and 9.4, respectively. The Company’s average sales per community improved to 6.2 in the third quarter, compared to 4.7 in the prior year. Meritage had 149 active communities at September 30, 2011 compared to 150 a year earlier. Cancellations remained low at 17% of gross sales in the third quarter 2011, compared to 24% in 2010.

Year-to-date orders were flat year over year, as the increase in third quarter sales offset lower sales in the first half of 2011 compared to last year’s sales assisted by the home buyer tax credit. Total order value increased 3% due to a higher average sales price in 2011, reflecting a greater proportion of sales within move-up communities compared to 2010.
Meritage increased the number of homes in backlog by 18% year over year and 7% sequentially from the second quarter, ending with 1,060 homes valued at $289 million as of September 30, 2011, compared to 902 homes valued at $242 million as of September 30, 2010.
After starting a new division in the top-ranked housing market of Raleigh-Durham, North Carolina, during the second quarter of 2011, Meritage opened its first community there in October and will report its first sales there during the fourth quarter of 2011.
BALANCE SHEET
The Company contracted for approximately 1,300 lots during the third quarter of 2011 and controls approximately 16,000 total lots, equivalent to a five-year supply based on trailing twelve months closings.
Meritage ended the quarter with a strong balance sheet including $357 million in cash and cash equivalents, restricted cash, investments and securities, and a net debt to total capital ratio of 33.4% at September 30, 2011, compared to of 27.1% at September 30, 2010.
CONFERENCE CALL
Management will host a conference call to discuss these results on Thursday, October 27, 2011 at 10:00 a.m. Eastern Time (7:00 a.m. Pacific Time.) The call will be webcast by Business-to-Investor, Inc. (B2i), with an accompanying slideshow on the “Investor Relations” page of the Company’s web site at http://investors.meritagehomes.com. For telephone participants, the dial-in number is 877-317-6789 and the conference number is 10005091. Participants are encouraged to dial in five minutes before the call begins. A replay of the call will be available after 12:00 p.m. ET, October 27, 2011 on the website noted above, or by dialing 877-344-7529, and referencing conference number 10005091. For more information, visit meritagehomes.com.

Meritage Homes Corporation and Subsidiaries
Operating Results
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Operating results
Home closing revenue	$217,534	$233,803	$615,154	$725,790
Land closing revenue	—	—	100	1,222

Total closing revenue	217,534	233,803	615,254	727,012
Home closing gross profit	38,070	42,561	108,037	133,455
Land closing gross (loss)/profit	(127)	—	(118)	258

Total closing gross profit	37,943	42,561	107,919	133,713

Commissions and other sales costs	(19,708)	(19,624)	(53,876)	(58,452)
General and administrative expenses	(16,466)	(15,678)	(46,582)	(47,100)
Interest expense	(7,517)	(8,425)	(23,036)	(25,273)
Loss on extinguishment of debt	—	—	—	(3,454)
Other income, net	2,673	1,897	6,803	8,469

(Loss)/income before income taxes	(3,075)	731	(8,772)	7,903
(Provision)/benefit for income taxes	(160)	488	(560)	142

Net (loss)/income	$(3,235)	$1,219	$(9,332)	$8,045

(Loss)/income per share
Basic:
(Loss)/income per share	$(0.10)	$0.04	$(0.29)	$0.25
Weighted average shares outstanding	32,417	32,095	32,358	32,038
Diluted:
(Loss)/income per share	$(0.10)	$0.04	$(0.29)	$0.25
Weighted average shares outstanding	32,417	32,297	32,358	32,277

Non-GAAP Reconciliations:
Home closing gross profit	$38,070	$42,561	$108,037	$133,455
Add: Real estate-related impairments	920	680	2,174	1,526

Adjusted home closing gross profit	$38,990	$43,241	$110,211	$134,981

(Loss)/income before income taxes	$(3,075)	$731	$(8,772)	$7,903
Add: Real estate-related and joint venture (JV) impairments
Terminated lot options and land sales	225	—	227	—
Impaired projects	822	680	2,074	1,526
JV impairments	—	112	—	112
Loss on early extinguishment of debt	—	—	—	3,454

Adjusted (loss)/income before income taxes	$(2,028)	$1,523	$(6,471)	$12,995

Meritage Homes Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)

	September 30, 2011	December 31, 2010
Assets:
Cash and cash equivalents	$157,104	$103,953
Investments and securities	188,996	299,345
Restricted cash	11,109	9,344
Other receivables	19,617	20,835
Real estate (1)	798,057	738,928
Investments in unconsolidated entities	10,783	10,987
Deposits on real estate under option or contract	13,318	10,359
Other assets	34,559	31,187

Total assets	$1,233,543	$1,224,938

Liabilities and Equity:
Accounts payable, accrued liabilities, home sale deposits and other liabilities	129,582	119,163
Senior notes	480,377	479,905
Senior subordinated notes	125,875	125,875

Total liabilities	735,834	724,943
Total stockholders’ equity	497,709	499,995

Total liabilities and equity	$1,233,543	$1,224,938

(1) Real estate — Allocated costs:
Homes under contract under construction	$123,347	$96,844
Unsold homes, completed and under construction	85,346	86,869
Model homes	46,472	36,966
Finished home sites and home sites under development	473,807	454,718
Land held for development or sale	69,085	63,531

Total allocated costs	$798,057	$738,928

Supplemental Information and Non-GAAP Financial Disclosures (in thousands — unaudited):

	Three Months Ended Sept 30,		Twelve Months Ended Sept 30,
	2011	2010	2011	2010
Interest amortized to cost of sales and interest expense	$9,938	$11,608	$40,916	$48,992

Depreciation and amortization	$1,694	$2,111	$7,102	$8,435

	Sept 30, 2011	Dec 31, 2010	Sept 30, 2010
Notes payable and other borrowings	$606,252	$605,780	$605,623
Less: cash and cash equivalents, restricted cash, and investments and securities	(357,209)	(412,642)	(419,843)

Net debt	249,043	193,138	185,780
Stockholders’ equity	497,709	499,995	499,302

Total capital	$746,752	$693,133	$685,082

Net debt-to-capital	33.4%	27.9%	27.1%

Meritage Homes Corporation and Subsidiaries
Condensed Consolidated Statement of Cash Flows
(In thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Net (loss)/income	$(3,235)	$1,219	$(9,332)	$8,045
Loss on early extinguishment of debt	—	—	—	3,454
Real-estate related impairments	1,047	680	2,301	1,526
Equity in earnings from JVs and distributions of JV earnings, net	158	637	678	1,404
Increase in real estate and deposits, net	(24,153)	(29,301)	(63,846)	(71,921)
Other operating activities	7,705	6,083	18,986	95,655

Net cash (used in)/provided by operating activities	(18,478)	(20,682)	(51,213)	38,163

Cash provided by/(used in) investing activities	7,981	9,174	102,533	(138,464)

Proceeds from issuance of new debt	—	—	—	195,134
Debt issuance costs	—	(98)	—	(3,067)
Repayments of senior notes	—	—	—	(197,543)
Proceeds from issuance of common stock, net	33	261	1,831	1,770

Net cash provided by/ (used in) financing activities	33	163	1,831	(3,706)

Net (decrease)/increase in cash and cash equivalents	(10,464)	(11,345)	53,151	(104,007)
Beginning cash and cash equivalents	167,568	156,669	103,953	249,331

Ending cash and cash equivalents (1)	$157,104	$145,324	$157,104	$145,324

(1)	Ending “cash and cash equivalents” as of September 30 excludes “investments and securities” and “restricted cash” totaling $200 million in 2011 and $275 million in 2010. Since the fourth quarter of 2009, Meritage has sought to increase yields earned on its excess cash by investing a portion of that cash in government-guaranteed investments and securities which have maturities of up to eighteen months. Due to their longer maturity structure, these investments are not classified as “cash and cash equivalents” on our Balance Sheets or in the Statements of Cash Flows.

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(unaudited)

	For the Three Months Ended September 30,
	2011		2010
	Homes	Value	Homes	Value

Homes Closed:
California	83	$28,708	112	$43,803
Nevada	19	4,222	17	3,404

West Region	102	32,930	129	47,207

Arizona	137	33,314	167	41,387
Texas	440	102,121	425	107,663
Colorado	68	21,500	39	12,608

Central Region	645	156,935	631	161,658

Florida	93	27,669	88	24,938

East Region	93	27,669	88	24,938

Total	840	$217,534	848	$233,803

Homes Ordered:
California	121	$41,146	86	$29,614
Nevada	10	2,182	11	2,279

West Region	131	43,328	97	31,893

Arizona	189	52,684	156	39,214
Texas	361	82,758	347	82,584
Colorado	80	26,715	39	12,603

Central Region	630	162,157	542	134,401

Florida	145	39,750	67	17,277

East Region	145	39,750	67	17,277

Total	906	$245,235	706	$183,571

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(unaudited)

	For the Nine Months Ended September 30,
	2011		2010
	Homes	Value	Homes	Value

Homes Closed:
California	228	$77,930	323	$114,498
Nevada	49	10,360	65	12,628

West Region	277	88,290	388	127,126

Arizona	418	100,230	548	119,147
Texas	1,269	302,536	1,578	382,592
Colorado	175	55,757	110	32,721

Central Region	1,862	458,523	2,236	534,460

Florida	235	68,341	239	64,204

East Region	235	68,341	239	64,204

Total	2,374	$615,154	2,863	$725,790

Homes Ordered:
California	293	$98,859	312	$108,156
Nevada	51	11,072	59	11,651

West Region	344	109,931	371	119,807

Arizona	499	128,592	560	126,743
Texas	1,252	296,886	1,375	330,582
Colorado	221	71,345	118	36,903

Central Region	1,972	496,823	2,053	494,228

Florida	340	95,107	246	66,631

East Region	340	95,107	246	66,631

Total	2,656	$701,861	2,670	$680,666

Order Backlog:
California	110	$36,224	78	$27,980
Nevada	14	3,081	8	1,694

West Region	124	39,305	86	29,674

Arizona	206	60,342	159	39,706
Texas	446	105,957	512	129,554
Colorado	98	32,552	47	15,638

Central Region	750	198,851	718	184,898

Florida	186	50,367	98	27,839

East Region	186	50,367	98	27,839

Total	1,060	$288,523	902	$242,411

Meritage Homes Corporation and Subsidiaries
Operating Data
(unaudited)

	Third Quarter 2011		Third Quarter 2010
	Beg.	End	Beg.	End
Active Communities:
California	18	22	12	13
Nevada	3	3	5	5

West Region	21	25	17	18

Arizona	35	37	33	32
Texas	68	65	78	82
Colorado	8	9	7	8

Central Region	111	111	118	122

Florida	13	13	13	10

East Region	13	13	13	10

Total	145	149	148	150

	First Nine Months 2011		First Nine Months 2010
	Beg.	End	Beg.	End
Active Communities:
California	14	22	7	13
Nevada	4	3	6	5

West Region	18	25	13	18

Arizona	32	37	26	32
Texas	82	65	98	82
Colorado	9	9	6	8

Central Region	123	111	130	122

Florida	10	13	10	10

East Region	10	13	10	10

Total	151	149	153	150

ABOUT MERITAGE HOMES CORPORATION
Meritage Homes is one of the top 10 homebuilders in the United States based on homes closed. Meritage builds a variety of homes across the Southern and Western states to appeal to a wide range of buyers, including first-time, move-up, luxury and active adults. As of September 30, 2011, the Company had 149 actively selling communities in 12 metropolitan areas, including Houston, Dallas/Ft. Worth, Austin, San Antonio, Phoenix/Scottsdale, Tucson, Las Vegas, Denver, Orlando, and the East Bay/Central Valley and Southern California. Meritage also opened its first communities in the Raleigh-Durham market during October 2011.
Meritage has designed and built more than 70,000 homes in its 26-year history, and has a reputation for its distinctive style, quality construction and positive customer experience. In 2010, Meritage launched its new Simply Smart Series™ of homes and its 99-day guaranteed completion program in certain communities. Meritage was the first large national homebuilder to be 100 percent ENERGY STAR® qualified in every home started since January 1, 2010.
Meritage Homes is listed on the NYSE under the symbol MTH.
For more information about the Company, visit http://investors.meritagehomes.com
Click here to join our email alert list: http://www.b2i.us/irpass.asp?BzID=1474&to=ea&s=0

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include management’s belief that the Company will show year-over-year sales improvement in the fourth quarter; management’s confidence in long-term demographics in the homebuilding industry; that the homebuilding market will improve and that the Company is well positioned to benefit from such improvement; and that Meritage will record sales in its North Carolina division in the fourth quarter.
Such statements are based upon preliminary financial and operating data which are subject to finalization by management and review by Meritage’s independent registered public accounting firm, as well as the current beliefs and expectations of Company management, and current market conditions, which are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations.
Meritage’s business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the Company’s stock and note prices may fluctuate dramatically. The risks and uncertainties include but are not limited to the following: weakness in the homebuilding market resulting from the current economic downturn; interest rates and changes in the availability and pricing of residential mortgages; adverse changes in tax laws that benefit our homebuyers; the ability of our potential buyers to sell their existing homes; cancellation rates and home prices in our markets; inflation in the cost of materials used to construct homes; the adverse effect of slower sales absorption rates; potential write-downs or write-offs of assets, including pre-acquisition costs and deposits; our potential exposure to natural disasters; the liquidity of our joint ventures and the ability of our joint venture partners to meet their obligations to us and the joint venture; competition; the success of our strategies in the current homebuilding market and economic environment; the adverse impacts of cancellations resulting from small deposits relating to our sales contracts; construction defect and home warranty claims; our success in prevailing on contested tax positions; the impact of deferred tax valuation allowances and our ability to preserve our operating loss carryforwards; our ability to obtain performance bonds in connection with our development work; the loss of key personnel; our failure to comply with laws and regulations; the availability and cost of materials and labor; our lack of geographic diversification; fluctuations in quarterly operating results; the Company’s financial leverage and level of indebtedness; our ability to take certain actions because of restrictions contained in the indentures for the Company’s senior and senior subordinated notes and our ability to raise additional capital when and if needed; our credit ratings; successful integration of future acquisitions; government regulations and legislative or other initiatives that seek to restrain growth or new housing construction or similar measures; acts of war; the replication of our “Green” technologies by our competitors; and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2010 under the caption “Risk Factors,” and updated in our most recent Quarterly Report on Form 10-Q, all of which can be found on our website.
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